Exhibit 10.8

July 1, 2010

Mr. Eberhard Schoneburg
Suite 2403, Pacific Place Apartments
Pacific Place, 88 Queensway
Hong Kong

Re: Amendment to Employment Agreement

Dear Eberhard,

This letter sets forth the mutual agreement between you and Artificial Life, Inc. (the “Company”) concerning an amendment to your employment agreement with the Company dated as of July 1, 2006, as amended March 28, 2007 and June 1, 2008 (the “Employment Agreement”). This amendment to the Employment Agreement will be effective as of the date of this letter.

Section 5 of the Employment Agreement is amended to read in its entirety:

Subject to Paragraph 6 hereof, your employment and appointment hereunder shall be for a fixed term commencing on the date hereof and expiring on December 31, 2014, unless extended or earlier terminated as provided in accordance with the terms hereof (“the Term”). On December 31, 2014, and each anniversary thereof, the Term shall be automatically extended for an additional period of one (1) year, unless you or the Company give written notice of at least ninety (90) days prior to the end of the then current Term indicating that the Term will not be so extended.

Except for the modifications set forth above, the Employment Agreement shall remain in full force and effect in accordance with its terms. Please sign below to acknowledge your agreement to the terms and conditions of this amendment to the Employment Agreement.

Yours sincerely,

/s/ Claudia Alsdorf
Claudia Alsdorf, Director

/s/ Dr. Gert Hensel
Dr. Gert Hensel, Director

/s/ Rene Jaeggi
Rene Jaeggi, Director

Confirmed and agreed by

/s/ Eberhard Schoneburg
Eberhard Schoneburg